Exhibit 99.1

Starry, Inc. to Go Public in Business Combination with FirstMark Horizon Acquisition Corp. to Bring its Transformative Broadband Service to Millions of Households

●	Starry, Inc. ("Starry") delivers customers a high speed, fixed wireless broadband experience at a fraction of the cost of fiber through its unique, end-to-end technology stack

●	Today, Starry’s network covers more than 4.7 million U.S. households across six markets

●	Starry is poised for rapid expansion and aims to cover 25 million households by 2026 with a projected 1.4 million residential and small business subscribers

●	This $1.66 billion pro forma enterprise value transaction includes significant sponsor and shareholder alignment, with 75% of sponsor-held shares subject to either a performance-based earn-out or forfeiture

●	The PIPE is anchored by leading institutional investors, strategic investors, and existing Starry investors including ArrowMark Partners, Atreides Management, Fidelity Management & Research Company LLC, and Tiger Global Management

●	Investor presentation and management remarks to be posted at 7:30 AM ET on October 7, 2021 on the Starry investor page

NEW YORK and BOSTON, October 7, 2021 – Starry, a next generation licensed fixed wireless technology developer and internet service provider, and FirstMark Horizon Acquisition Corp. (NYSE: FMAC) ("FirstMark"), a special purpose acquisition company sponsored by an affiliate of FirstMark Capital, today announced that they have entered into a definitive merger agreement. Upon completion of the mergers contemplated therein, the combined company will continue to operate as Starry and will be listed on a national exchange under the ticker symbol “STRY.”

The transaction implies a pro forma enterprise value of $1.66 billion and will give Starry $452 million in cash on the balance sheet (assuming no redemptions of the common stock held by FirstMark's stockholders), including $130 million from a fully committed PIPE and contemporaneous equity round in Starry that includes ArrowMark Partners, Atreides Management, Fidelity Management & Research Company LLC, Tiger Global Management, and affiliates of FirstMark Capital, to fund its growth and the deployment of its services across the United States, and to retire Starry’s existing debt. The transaction is also supported by important execution partners, including Quanta Services, that will help Starry continue its significant growth.

Additionally, the transaction includes significant sponsor alignment: FirstMark Capital, an affiliate of FirstMark's sponsor, is an existing long-term investor in Starry and will retain its board seat, and 75% of the sponsor-held shares are subject to a performance-based earn-out and forfeiture of one million shares.

Uniquely, the holders of FirstMark Class A common stock that do not elect to redeem their shares in connection with the transaction will share in a pool of one million additional shares based on an exchange ratio between 1.0242 and 1.2415, to be determined based on the number of unredeemed shares. Assuming a price of $10.00 per share of FirstMark Class A common stock at the closing of the transaction, each share of FirstMark Class A common stock would receive shares of the post-combination company with a value ranging between $10.24 (assuming no redemptions by FirstMark's stockholders) and $12.42 (assuming redemptions resulting in the maximum exchange ratio).

“When we set out to build this business, we wanted to transform how broadband networks were built so that we could meaningfully improve people’s lives with faster, better, more affordable internet access,” said Chet Kanojia, co-Founder and CEO of Starry. “Nearly seven years later, Starry’s wireless technology has transformed the economics of connecting homes and small businesses to a fiber-quality connection through the air – without having to sacrifice reliability or the customer experience. This business combination with FirstMark will give us the necessary capital to expand our business and reach profitability. More importantly, it will allow us to continue to deliver for customers and execute on our mission. We believe broadband connectivity is a social good and, if it is universally available and affordable, that great things will happen for families, for communities and for society as a whole. I cannot think of partners better suited to support our growth than FirstMark and FirstMark Capital and we’re excited to continue our relationship with them to bring #HappyInterneting to more places and people.”

Upon closing, Starry will continue to be led by Kanojia as CEO, along with his experienced management team.

“We believe a key driver of long-term value creation is having truly exceptional, mission-driven founders who have the discipline, passion and vision to change the world,” said Amish Jani, Chairman and President of FirstMark. “Chet and the Starry team have built a company grounded in deep R&D, capable of disrupting the status quo in an enormous broadband market that is largely untouched by competition. We have known Chet and the Starry team over multiple companies and have the utmost confidence in their ability to execute and perform because we’ve seen them do it before. Starry is not a ‘grand idea.’ It is a proven and operational technology that is already transforming how networks are built and significantly changing the customer experience into something that delights, not frustrates. We could not be more thrilled to bring Starry to the public markets through this transaction that we believe is aligned for the long-term performance and long-term success of the company.”

Starry Overview

Founded in 2014, Starry believes broadband is essential and is committed to delivering on its mission – offering customers a superior internet service that is fast, reliable, uncapped and competitively-priced, while also working to improve digital access and equity.

Starry’s wireless network is designed exclusively to serve the needs of fixed broadband users, including residential and small- and medium-sized businesses, with broadband that meets the growing bandwidth needs of today’s consumer. Starry is a research and development company at its core, having invested nearly $200 million to develop and commercialize proprietary technology that enables it to wirelessly beam gigabit-speed internet from towers and rooftops to people’s homes at a fraction of the cost of traditional fiber. The company has a full intellectual property stack and developed each piece of its network hardware, from the base stations to the home receiver on customer premises, all the way down to the Wi-Fi router that serves the customer’s home. The company has also built its own software billing, customer care, and network management systems to provide complete visibility and flexibility in serving the customer.

The company has transformed the economics of broadband, pioneering the use of licensed high frequency spectrum at a low cost to deliver high-capacity, low-latency, symmetrical connectivity over distances up to one mile. To date, Starry has successfully deployed its gigabit network in six U.S. cities including Boston, New York, Los Angeles, Washington D.C., Denver, and Columbus – covering more than 4.7 million households. With its licensed spectrum rights, Starry intends to further develop its offerings and expand its network to cover more than 25 million households by 2026, with a projected 1.4 million subscribers and $1.1 billion in revenue. The company saw 187% year over year revenue growth from 2019 to 2020 and expects revenues of $22 million in 2021. The company expects a revenue CAGR of 124% for the period between 2020 and 2023.

Starry’s customer-first philosophy is core to how the company operates, from its proprietary hardware approach all the way to the subscriber experience. Starry’s technology and service is engineered to delight customers in an industry that has to date been universally disappointing, with incumbents generating an industry average net promoter score of 0 as of 2021, compared to Starry’s 2021 net promoter score of 72.

Starry is also deeply committed to its mission to expand access to high-quality, affordable broadband service including to communities such as public and affordable housing, which have been traditionally underserved and under-connected by incumbent broadband providers. In late 2018, Starry established its digital equity program, Starry Connect, to bring ultra-low-cost broadband service to public and affordable housing residents without requiring credit checks, long-term contracts, individual eligibility requirements or a lengthy application process.

Summary of the Transaction

The transaction is expected to be funded through a combination of FirstMark’s $414 million of cash in trust (assuming no redemptions of common stock held by FirstMark's stockholders) supported by a $130 million fully committed PIPE and contemporaneous equity investment at $10.00 per share.

The transaction implies a pro forma Starry enterprise value of $1.66 billion, or approximately 7x 2025 estimated adjusted EBITDA. It is estimated that post-transaction, Starry will have approximately $452 million on its balance sheet (assuming no redemptions of common stock held by FirstMark's stockholders) to fund growth initiatives. Starry will use a portion of cash raised in the PIPE, as well as a $150 million issuance of new convertible debt, to retire Starry’s existing debt. The new convertible debt is led by AS Birch Grove, an existing lender to Starry, and certain funds managed by Highbridge Capital Management, LLC.

The transaction, which has been unanimously approved by the boards of directors of Starry and FirstMark, is expected to close in Q1 2022, subject to receipt of FirstMark stockholder approval and the satisfaction of other customary closing conditions.

Governance

At the close of the transaction and once public, Starry will have a seven-person board, with three independent directors. Amish Jani (FirstMark and FirstMark Capital), Starry CEO Chet Kanojia, and independent director James Chiddix will remain on the board.

Investor Presentation

A copy of the investor presentation can be found by accessing the Starry investor page.

Advisors

Goldman Sachs & Co. LLC served as financial advisor to Starry and placement agent to FirstMark Horizon Acquisition Corp. Credit Suisse served as financial advisor and capital markets advisor to FirstMark.

Latham & Watkins LLP acted as legal advisor to Starry. Skadden, Arps, Slate, Meagher & Flom LLP acted as legal advisor to FirstMark.

Additional Information about the Business Combination and Where to Find It

In connection with the proposed business combination, Starry Holdings, Inc. (“Starry Holdings”), a newly formed subsidiary of Starry, will file a registration statement on Form S-4 (the “Form S-4”) with the Securities and Exchange Commission (the “SEC”). The Form S-4 will include a proxy statement of FirstMark Horizon Acquisition Corp. (“FirstMark”) and a prospectus of Starry Holdings, referred to as a proxy statement/prospectus. The proxy statement/prospectus will be sent to all FirstMark stockholders. Additionally, Starry Holdings and FirstMark will file other relevant materials with the SEC in connection with the proposed business combination. Copies of the Form S-4, the proxy statement/prospectus and all other relevant materials filed or that will be filed with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov. Before making any voting or investment decision, investors and security holders of FirstMark are urged to read the Form S-4, the proxy statement/prospectus and all other relevant materials filed or that will be filed with the SEC in connection with the proposed business combination because they will contain important information about the proposed business combination and the parties to the proposed business combination.

Participants in Solicitation

FirstMark, Starry Holdings and Starry and their respective directors and executive officers, under SEC rules, may be deemed to be participants in the solicitation of proxies of FirstMark’s stockholders in connection with the proposed business combination. Investors and security holders may obtain more detailed information regarding the names and interests in the proposed business combination of FirstMark’s directors and officers in FirstMark’s filings with the SEC, including FirstMark’s registration statement on Form S-1, which was originally filed with the SEC on September 18, 2020. To the extent that holdings of FirstMark’s securities have changed from the amounts reported in FirstMark’s registration statement on Form S-1, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to FirstMark’s stockholders in connection with the business combination will be included in the proxy statement/prospectus relating to the proposed business combination when it becomes available. You may obtain free copies of these documents as described in the preceding paragraph.

No Offer or Solicitation

This communication shall not constitute a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed business combination. This communication shall also not constitute an offer to sell or a solicitation of an offer to buy any securities of FirstMark, Starry Holdings or Starry, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Forward-Looking Statements

This communication includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 with respect to the proposed business combination between FirstMark and Starry. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believe,” “predict,” “potential,” “continue,” “strategy,” “future,” “opportunity,” “would,” “seem,” “seek,” “outlook” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties that could cause the actual results to differ materially from the expected results. These statements are based on various assumptions, whether or not identified in this communication. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by an investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. These forward-looking statements include, without limitation, Starry’s and FirstMark’s expectations with respect to anticipated financial impacts of the proposed business combination, the satisfaction of closing conditions to the proposed business combination, and the timing of the completion of the proposed business combination. You should carefully consider the risks and uncertainties described in the “Risk Factors” section of FirstMark’s registration statement on Form S-1 (File No. 333-248916), its Annual Report on Form 10-K, as amended from time to time, for the fiscal year ended December 31, 2020, and its subsequent Quarterly Reports on Form 10-Q. In addition, there will be risks and uncertainties described in the Form S-4 and other documents filed by FirstMark or Starry Holdings from time to time with the SEC. These filings would identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Most of these factors are outside Starry’s, Starry Holdings’ and FirstMark’s control and are difficult to predict. Many factors could cause actual future events to differ from the forward-looking statements in this communication, including but not limited to: (1) the outcome of any legal proceedings that may be instituted against FirstMark, Starry or Starry Holdings following the announcement of the proposed business combination; (2) the inability to complete the proposed business combination, including due to the inability to concurrently close the business combination and related transactions, including the private placements of common stock and convertible notes or due to failure to obtain approval of the stockholders of FirstMark; (3) the risk that the proposed business combination may not be completed by FirstMark’s business combination deadline and the potential failure to obtain an extension of the business combination deadline if sought by FirstMark; (4) the failure to satisfy the conditions to the consummation of the proposed business combination, including the approval by the stockholders of FirstMark, the satisfaction of the minimum trust account amount following any redemptions by FirstMark’s public stockholders and the receipt of certain governmental and regulatory approvals; (5) delays in obtaining, adverse conditions contained in, or the inability to obtain necessary regulatory approvals or complete regulatory reviews required to complete the proposed business combination; (6) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; (7) volatility in the price of FirstMark’s, Starry’s or Starry Holdings’ securities; (8) the risk that the proposed business combination disrupts current plans and operations as a result of the announcement and consummation of the business combination; (9) the inability to recognize the anticipated benefits of the proposed business combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain key employees; (10) costs related to the proposed business combination; (11) changes in the applicable laws or regulations; (12) the possibility that the combined company may be adversely affected by other economic, business, and/or competitive factors; (13) the risk of downturns and a changing regulatory landscape in the highly competitive industry in which Starry operates; (14) the impact of the global COVID-19 pandemic; (15) Starry’s ability to obtain or maintain rights to use licensed spectrum in any market in which Starry operates and potential declines in the value of Starry’s FCC licenses; (16) the potential inability of Starry to raise additional capital needed to pursue its business objectives or to achieve efficiencies regarding other costs; (17) the enforceability of Starry’s intellectual property, including its patents, and the potential infringement on the intellectual property rights of others, cyber security risks or potential breaches of data security; and (18) other risks and uncertainties described in FirstMark’s registration statement on Form S-1 and Annual Report on Form 10-K, as amended from time to time, for the fiscal year ended December 31, 2020 and its subsequent Quarterly Reports on Form 10-Q. These risks and uncertainties may be amplified by the COVID-19 pandemic, which has caused significant economic uncertainty. Starry, Starry Holdings and FirstMark caution that the foregoing list of factors is not exclusive or exhaustive and not to place undue reliance upon any forward-looking statements, including projections, which speak only as of the date made. None of Starry, Starry Holdings or FirstMark gives any assurance that Starry, Starry Holdings or FirstMark will achieve its expectations. None of Starry, Starry Holdings or FirstMark undertakes or accepts any obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, or should circumstances change, except as otherwise required by securities and other applicable laws.

##

About Starry

At Starry, we believe the future is built on connectivity and that connecting people and communities to high-speed, broadband internet should be simple and affordable. Using our innovative, next generation licensed fixed wireless technology, Starry is deploying fiber-quality broadband to the home without bundles, data caps, or long-term contracts. Starry is a different kind of internet service provider. We’re building a platform for the future by putting our customers first, protecting their privacy, ensuring access to an open and neutral net, and putting the customer experience at the heart of everything we do. Headquartered in Boston and backed by world-class investors, Starry is currently available in Boston, New York, Los Angeles, Washington, DC, Denver, and Columbus, and is expanding nationwide. To learn more about Starry or to join our team and help us build a better internet, visit: https://starry.com.

About FirstMark

FirstMark is a special purpose acquisition company whose mission is to drive long-term value creation by actively supporting the next generation of iconic public companies. FirstMark is comprised of a team of seasoned investors and industry executives with an extensive track record of identifying transformative trends across innovative subsectors of technology. Notably, FirstMark's management team is composed of the founders and executives of FirstMark Capital, a prominent technology venture capital firm founded in 2008 with $2.2 billion in total capital commitments, which has backed entrepreneurs that have created leading companies, many valued over a billion dollars. For more information, please visit http://firstmarkhorizon.com.

Contacts

For Media Inquiries regarding Starry, Inc.

Meredith Ryals

mryals@starry.com / press@starry.com

Lauren Odell / Felipe Ucros

Gladstone Place Partners for Starry

starry@gladstoneplace.com

212-230-5930

Jennifer Wlach / John Collins / Kimberly Winston

Mercury for Starry

starry@mercuryllc.com

212-681-1380

For Media Inquiries regarding FirstMark Horizon Acquisition Corp.

Gregory McNiff

The Blue Shirt Group for FirstMark

greg@blueshirtgroup.com

For Non-Media Inquiries regarding Starry, Inc.

investors@starry.com

For Non-Media Inquiries regarding FirstMark Horizon Acquisition Corp.

Eric D. Cheung

eric@firstmarkcap.com